Exhibit 99.1

Silvercrest Asset Management Group Inc. Reports Q3 2025 Results

New York, NY – October 30, 2025 - Silvercrest Asset Management Group Inc. (NASDAQ: SAMG) (the “Company” or “Silvercrest”) today reported the results of its operations for the quarter ended September 30, 2025.

Business Update

Discretionary assets under management (“AUM”), which primarily drives the firm’s top-line revenue, increased $687 million during the third quarter, primarily due to beneficial equity markets. Silvercrest added $46.4 million in organic new client accounts during the third quarter and has added $564 million in new client accounts through the third quarter of 2025. Despite overall negative flows during the quarter, closed accounts were immaterial, and new client account flows remain on pace to register one of the stronger levels of organic new client flows over the past several years. Silvercrest has added approximately $2.0 billion in organic new client accounts year-over-year. We are primarily focused on organic new client acquisition and discretionary AUM as a result of our previously announced and ongoing heavy investments in growing the business.

Discretionary AUM now stands at $24.3 billion, which is a 3% sequential quarterly increase and an increase of 8% year-over-year. Assuming supportive markets and continued business development, we hope discretionary AUM will exceed all-time highs in the coming quarters. Total AUM at the end of the third quarter did hit a new high for the firm at $37.6 billion. Of that total, reported non-discretionary AUM at quarter-end comprised $13.3 billion. These non-discretionary AUM are associated with only 4% of total revenue, mostly comprising fixed fee reporting and family-office services. These assets have more than doubled over the past few years, which artificially lowers the apparent average basis points we receive for advising on AUM. To better relay the average basis points of our asset management and advisory businesses, we expect in 2026 to adjust how the firm reports non-discretionary AUM. This will substantially lower our non-discretionary AUM on a one-time basis without any revenue effect, providing a clearer picture of the business.

Barring short-term market volatility, the increase in AUM bodes well for future revenue, as Silvercrest primarily bills quarterly in advance. As previously announced and emphasized, Silvercrest has embarked on significant strategic investments to promote growth opportunities. As it takes time for those investments – primarily in intellectual capital and head count -- to bear fruit, our earnings and Adjusted EBITDA1 are substantially lower than the steady-state business and reflect our concerted effort to invest capital to support long-term strategic priorities.

Our strategic initiatives highlight Silvercrest in both the institutional and wealth markets. The firm continues to invest in talent across the firm to drive new growth and successfully transition the business toward the next generation. Our new business pipeline remains robust, in particular with regards to our new Global Value Equity strategy.

Also as previously discussed, Silvercrest will continue to adjust our interim compensation ratio to match important investments in the business as long as we have compelling opportunities to organically grow the firm and build our return on invested capital. With important initiatives for marketing in Europe, Oceania, and Asia, as well as in U.S.-based personnel, our compensation ratio will remain elevated over the foreseeable future.

We previously announced a new buyback program of $25.0 million on May 23, 2025. As of the end of the third quarter of 2025, we have repurchased approximately $16 million worth of shares. Our strong balance sheet supports ongoing capital returns, our substantial dividend, as well as our growth initiatives. Silvercrest also previously received shareholder approval to increase the number of shares issuable under our equity incentive plan. We expect to begin rewarding shares to further motivate our professionals in the near future.

On October 29, 2025, the Company’s Board of Directors declared a quarterly dividend of $0.21 per share of Class A common stock. The dividend will be paid on or about December 19, 2025 to stockholders of record as of the close of business on December 12, 2025.

SILVERCREST ASSET MANAGEMENT GROUP INC.

1330 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10019 • (212) 649-0600

WWW.SILVERCRESTGROUP.COM

Third Quarter 2025 Highlights

•
Total AUM of $37.6 billion, inclusive of discretionary AUM of $24.3 billion and non-discretionary AUM of $13.3 billion, at September 30, 2025.
•
Revenue of $31.3 million.
•
U.S. Generally Accepted Accounting Principles (“GAAP”) consolidated net income and net income attributable to Silvercrest of $1.1 million and $0.6 million, respectively.
•
Basic and diluted net income per share of $0.07.
•
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)1 of $4.5 million.
•
Adjusted net income1 of $2.4 million.
•
Adjusted basic and diluted earnings per share1,2 of $0.19.

The table below presents a comparison of certain GAAP and non-GAAP (“Adjusted”) financial measures and AUM.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands except as indicated)	2025	2024	2025	2024
Revenue	$31,295	$30,424	$93,360	$91,689
Income before other income (expense), net	$1,331	$4,457	$10,209	$15,670
Net income	$1,089	$3,730	$8,166	$13,025
Net income margin	3.5%	12.3%	8.7%	14.2%
Net income attributable to Silvercrest	$618	$2,252	$5,005	$7,917
Net income per basic share	$0.07	$0.24	$0.56	$0.83
Net income per diluted share	$0.07	$0.24	$0.55	$0.83
Adjusted EBITDA[1]	$4,529	$6,346	$16,761	$21,031
Adjusted EBITDA Margin[1]	14.5%	20.9%	18.0%	22.9%
Adjusted net income[1]	$2,406	$3,801	$9,558	$12,921
Adjusted basic earnings per share[1,2]	$0.19	$0.27	$0.77	$0.93
Adjusted diluted earnings per share[1,2]	$0.19	$0.26	$0.74	$0.89
Assets under management at period end (billions)	$37.6	$35.1	$37.6	$35.1
Average assets under management (billions)[3]	$37.2	$34.2	$37.1	$34.3
Discretionary assets under management (billions)	$24.3	$22.6	$24.3	$22.6

[1]	Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibits 2 and 3.
[2]

Adjusted basic and diluted earnings per share measures for the three and nine months ended September 30, 2025 are based on the number of shares of Class A common stock and Class B common stock outstanding as of September 30, 2025. Adjusted diluted earnings per share are further based on the addition of unvested restricted stock units and non-qualified stock options to the extent dilutive at the end of the reporting period.

[3]	We have computed average AUM by averaging AUM at the beginning of the applicable period and AUM at the end of the applicable period.

AUM at $37.6 Billion

Silvercrest’s discretionary AUM increased by $1.7 billion, or 7.5%, to $24.3 billion at September 30, 2025, from $22.6 billion at September 30, 2024. Silvercrest’s total AUM increased by $2.5 billion, or 7.1%, to $37.6 billion at September 30, 2025, from $35.1 billion at September 30, 2024. The increase in total AUM was attributable to market appreciation of $2.3 billion and net client inflows of $0.2 billion.

Silvercrest’s discretionary assets under management increased by $0.6 billion, or 2.5%, to $24.3 billion at September 30, 2025, from $23.7 billion at June 30, 2025. The increase was attributable to market appreciation of $1.0 billion partially offset by net client outflows of $0.4 billion. Silvercrest’s total AUM increased by $0.9 billion, or 2.5%, to $37.6 billion at September 30, 2025, from

$36.7 billion at June 30, 2025. The increase was attributable to market appreciation of $1.5 billion partially offset by net client outflows of $0.6 billion.

Third Quarter 2025 vs. Third Quarter 2024

Revenue increased by $0.9 million, or 2.9%, to $31.3 million for the three months ended September 30, 2025 from $30.4 million for the three months ended September 30, 2024. This increase was driven by market appreciation partially offset by net client outflows.

Total expenses increased by $4.0 million, or 15.4%, to $30.0 million for the three months ended September 30, 2025, from $26.0 million for the three months ended September 30, 2024. Compensation and benefits expense increased by $3.1 million, or 16.8%, to $21.7 million for the three months ended September 30, 2025, from $18.6 million for the three months ended September 30, 2024. The increase was primarily attributable to increases in salaries and benefits of $1.1 million primarily as a result of merit-based increases and newly-hired staff and in the accrual for bonuses of $2.4 million, partially offset by decreases in equity-based compensation of $0.2 million and severance of $0.1 million. General and administrative expenses increased by $0.9 million, or 11.9%, to $8.2 million for the three months ended September 30, 2025, from $7.4 million for the three months ended September 30, 2024. This was primarily attributable to increases in professional fees of $0.9 million, occupancy and related costs of $0.1 million primarily related to new office space in Singapore and recruiting costs of $0.2 million, partially offset by decreases in shareholder expenses of $0.1 million and trade errors of $0.3 million.

Consolidated net income was $1.1 million, or 3.5% of revenue, for the three months ended September 30, 2025, as compared to consolidated net income of $3.7 million, or 12.3% of revenue, for the same period in the prior year. Net income attributable to Silvercrest was $0.6 million, or $0.07 per basic and diluted share, for the three months ended September 30, 2025. Our adjusted net income1 was $2.4 million, or $0.19 per adjusted basic and diluted share2, for the three months ended September 30, 2025.

Adjusted EBITDA1 was $4.5 million, or 14.5% of revenue, for the three months ended September 30, 2025, as compared to $6.3 million, or 20.9% of revenue, for the same period in the prior year.

Nine Months Ended September 30, 2025 vs. Nine Months Ended September 30, 2024

Revenue increased by $1.7 million, or 1.8%, to $93.4 million for the nine months ended September 30, 2025, from $91.7 million for the nine months ended September 30, 2024. This increase was driven by market appreciation partially offset by net client outflows.

Total expenses increased by $7.1 million, or 9.4%, to $83.2 million for the nine months ended September 30, 2025, from $76.0 million for the nine months ended September 30, 2024. Compensation and benefits expense increased by $4.6 million, or 8.5%, to $59.4 million for the nine months ended September 30, 2025, from $54.8 million for the nine months ended September 30, 2024. The increase was primarily attributable to increases in salaries and benefits of $3.8 million primarily as a result of merit-based increases and newly-hired staff and in the accrual for bonuses of $1.2 million, partially offset by decreases in equity-based compensation of $0.2 million and severance expense of $0.2 million. General and administrative expenses increased by $2.5 million, or 11.7%, to $23.7 million for the nine months ended September 30, 2025, from $21.3 million for the nine months ended September 30, 2024. This was primarily attributable to increases in professional fees of $1.4 million, occupancy and related costs of $0.3 million primarily related to new office space in Singapore, portfolio and systems expense of $0.3 million, marketing and advertising costs of $0.1 million, office expenses of $0.1 million, sub-advisory and referral fees of $0.1 million, recruiting costs of $0.1 million, travel and entertainment expenses of $0.3 million and depreciation and amortization of $0.1 million, partially offset by a decrease in trade errors of $0.3 million.

Consolidated net income was $8.2 million, or 8.7% of revenue, for the nine months ended September 30, 2025, as compared to consolidated net income of $13.0 million, or 14.2% of revenue, for the same period in the prior year. Net income attributable to Silvercrest was $5.0 million, or $0.56 per basic share and $0.55 per diluted share for the nine months ended September 30, 2025. Our adjusted net income1 was $9.6 million, or $0.77 per adjusted basic share and $0.74 per adjusted diluted share2 for the nine months ended September 30, 2025.

Adjusted EBITDA1 was $16.8 million, or 18.0% of revenue, for the nine months ended September 30, 2025, as compared to $21.0 million, or 22.9% of revenue, for the same period in the prior year.

Liquidity and Capital Resources

Cash and cash equivalents were $36.1 million at September 30, 2025, compared to $68.6 million at December 31, 2024. As of September 30, 2025, there was nothing outstanding under our term loan and revolving credit facility with City National Bank.

Silvercrest Asset Management Group Inc.’s total equity was $58.9 million at September 30, 2025. We had 8,240,149 shares of Class A common stock outstanding and 4,117,303 shares of Class B common stock outstanding at September 30, 2025.

Non-GAAP Financial Measures

To provide investors with additional insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, we supplement our consolidated financial statements presented on a basis consistent with GAAP with Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Earnings Per Share, which are non-GAAP financial measures of earnings. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

•
EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization.
•
We define Adjusted EBITDA as EBITDA without giving effect to the Delaware franchise tax, professional fees associated with acquisitions or financing transactions, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses, but including partner incentive allocations, prior to our initial public offering, as an expense. We believe that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings of the Company, taking into account earnings attributable to both Class A and Class B stockholders.
•
Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue. We believe that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA Margin, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring profitability of the Company, taking into account profitability attributable to both Class A and Class B stockholders.
•
Adjusted Net Income represents recurring net income without giving effect to professional fees associated with acquisitions or financing transactions, losses on forgiveness of notes receivable from our partners, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses. Furthermore, Adjusted Net Income includes income tax expense assuming a blended corporate rate of 26%. We believe that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Net Income, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring income of the Company, taking into account income attributable to both Class A and Class B stockholders.
•
Adjusted Earnings Per Share represents Adjusted Net Income divided by the actual Class A and Class B shares outstanding as of the end of the reporting period for basic Adjusted Earnings Per Share, and to the extent dilutive, we add unvested restricted stock units and non-qualified stock options to the total shares outstanding to compute diluted Adjusted Earnings Per Share. As a result of our structure, which includes a non-controlling interest, we believe that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Earnings Per Share, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings per share of the Company as a whole as opposed to being limited to our Class A common stock.

Conference Call

The Company will host a conference call on October 31, 2025, at 8:30 am (Eastern Time) to discuss these results. Hosting the call will be Richard R. Hough III, Chief Executive Officer and President, and Scott A. Gerard, Chief Financial Officer. Listeners may access the call by dialing 1-844-836-8743 or for international listeners the call may be accessed by dialing 1-412-317-5723. A live, listen-only webcast will also be available via the investor relations section of www.silvercrestgroup.com. An archived replay of the call will be available after the completion of the live call on the Investor Relations page of the Silvercrest website at http://ir.silvercrestgroup.com/.

Forward-Looking Statements

This release contains, and from time to time our management may make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of

1995. These forward-looking statements are subject to risks, uncertainties and assumptions. These statements are only predictions based on our current expectations and projections about future events. Important factors that could cause actual results, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements include, but are not limited to: incurrence of net losses; fluctuations in quarterly and annual results; adverse economic or market conditions; our expectations with respect to future levels of assets under management, inflows and outflows; our ability to retain clients; our ability to maintain our fee structure; our particular choices with regard to investment strategies employed; our ability to hire and retain qualified investment professionals; the cost of complying with current and future regulation coupled with the cost of defending ourselves from related investigations or litigation; failure of our operational safeguards against breaches in data security, privacy, conflicts of interest or employee misconduct; our expected tax rate; our expectations with respect to deferred tax assets, adverse economic or market conditions; incurrence of net losses; adverse effects of management focusing on implementation of a growth strategy; failure to develop and maintain the Silvercrest brand; and other factors disclosed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2024, which is accessible on the U.S. Securities and Exchange Commission’s website at www.sec.gov. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Silvercrest

Silvercrest was founded in April 2002 as an independent, employee-owned registered investment adviser. With offices in New York, Boston, Virginia, New Jersey, California and Wisconsin, Silvercrest provides traditional and alternative investment advisory and family office services to wealthy families and select institutional investors.

Silvercrest Asset Management Group Inc.

Contact: Richard Hough

212-649-0601

rhough@silvercrestgroup.com

Exhibit 1

Silvercrest Asset Management Group Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share amounts or as noted)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024

Revenue
Management and advisory fees	$30,067	$29,380	$89,850	$88,445
Family office services	1,228	1,044	3,510	3,244
Total revenue	31,295	30,424	93,360	91,689
Expenses
Compensation and benefits	21,714	18,598	59,400	54,760
General and administrative	8,250	7,369	23,751	21,259
Total expenses	29,964	25,967	83,151	76,019
Income before other (expense) income, net	1,331	4,457	10,209	15,670
Other (expense) income, net
Other (expense) income, net	27	10	54	25
Equity income from investments	(11)	—	(11)	—
Interest income	148	374	584	1,010
Interest expense	(15)	(15)	(45)	(95)
Total other (expense) income, net	149	369	582	940
Income before provision for income taxes	1,480	4,826	10,791	16,610
Provision for income taxes	(391)	(1,096)	(2,625)	(3,585)
Net income	1,089	3,730	8,166	13,025
Less: net income attributable to non-controlling interests	(471)	(1,478)	(3,161)	(5,108)
Net income attributable to Silvercrest	$618	$2,252	$5,005	$7,917
Net income per share:
Basic	$0.07	$0.24	$0.56	$0.83
Diluted	$0.07	$0.24	$0.55	$0.83
Weighted average shares outstanding:
Basic	8,365,575	9,541,407	9,009,985	9,510,495
Diluted	8,389,001	9,579,172	9,039,551	9,547,659

Exhibit 2

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”) Adjusted EBITDA Measure

(Unaudited and in thousands, except share and per share amounts or as noted)

Adjusted EBITDA	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Reconciliation of non-GAAP financial measure:
Net income	$1,089	$3,730	$8,166	$13,025
Provision for income taxes	391	1,096	2,625	3,585
Delaware Franchise Tax	50	50	150	150
Interest expense	15	15	45	95
Interest income	(148)	(374)	(584)	(1,010)
Depreciation and amortization	1,058	1,034	3,176	3,111
Equity-based compensation	353	535	1,208	1,374
Other adjustments (A)	1,721	260	1,975	701
Adjusted EBITDA	$4,529	$6,346	$16,761	$21,031
Adjusted EBITDA Margin	14.5%	20.9%	18.0%	22.9%
(A)
Other adjustments consist of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Severance	$54	$193	$54	$253
Other (a)	1,667	67	1,921	448
Total other adjustments	$1,721	$260	$1,975	$701

(a)
For the three months ended September 30, 2025, represents an ASC 842 rent adjustment of $48 related to the amortization of property lease incentives, legal fees of $70 related to our application for licensure in the European Union (the “EU”), legal and other professional fees of $90 related to other international initiatives, a sign-on bonus of $5, rent expense of $24 and the accrual for an earnout bonus of $1,430. For the nine months ended September 30, 2025, represents an ASC 842 rent adjustment of $144 related to the amortization of property lease incentives, legal fees of $154 related to our application for licensure in the EU, legal and other professional fees of $90 related to other international initiatives, sign-on bonuses paid to certain employees of $67, rent expense of $36 and the accrual for an earnout bonus of $1,430. For the three months ended September 30, 2024, represents an ASC 842 rent adjustment of $48 related to the amortization of property lease incentives, data conversion costs of $14 and software implementation costs of $5. For the nine months ended September 30, 2024, represents a fair value adjustment to the Neosho contingent purchase price consideration of $12, an ASC 842 rent adjustment of $144 related to the amortization of property lease incentives, sign on bonuses paid to certain employees of $188, professional fees of $26 related to a transfer pricing project, legal fees of $46, data conversion costs of $14 and software implementation costs of $18.

Exhibit 3

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”)
Adjusted Net Income and Adjusted Earnings Per Share Measures
(Unaudited and in thousands, except per share amounts or as noted)

Adjusted Net Income and Adjusted Earnings Per Share	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Reconciliation of non-GAAP financial measure:
Net income	$1,089	$3,730	$8,166	$13,025
Consolidated GAAP Provision for income taxes	391	1,096	2,625	3,585
Delaware Franchise Tax	50	50	150	150
Other adjustments (A)	1,721	260	1,975	701
Adjusted earnings before provision for income taxes	3,251	5,136	12,916	17,461
Adjusted provision for income taxes:
Adjusted provision for income taxes (26% assumed tax rate)	(845)	(1,335)	(3,358)	(4,540)

Adjusted net income	$2,406	$3,801	$9,558	$12,921

GAAP net income per share (B):
Basic	$0.07	$0.24	$0.56	$0.83
Diluted	$0.07	$0.24	$0.55	$0.83

Adjusted earnings per share/unit (B):
Basic	$0.19	$0.27	$0.77	$0.93
Diluted	$0.19	$0.26	$0.74	$0.89

Shares/units outstanding:
Basic Class A shares outstanding	8,240	9,503	8,240	9,503
Basic Class B shares/units outstanding	4,117	4,406	4,117	4,406
Total basic shares/units outstanding	12,357	13,909	12,357	13,909

Diluted Class A shares outstanding (C)	8,264	9,541	8,264	9,541
Diluted Class B shares/units outstanding (D)	4,621	5,001	4,621	5,001
Total diluted shares/units outstanding	12,885	14,542	12,885	14,542
(A)
See A in Exhibit 2.
(B)
GAAP earnings per share is strictly attributable to Class A stockholders. Adjusted earnings per share takes into account earnings attributable to both Class A and Class B stockholders.
(C)
Includes 23,426 and 37,109 unvested restricted stock units at September 30, 2025 and 2024, respectively.
(D)
Includes 137,100 and 228,118 unvested restricted stock units at September 30, 2025 and 2024, respectively, and 366,293 unvested non-qualified options at September 30, 2025 and 2024.

Exhibit 4

Silvercrest Asset Management Group Inc.

Condensed Consolidated Statements of Financial Condition
(Unaudited and in thousands)

	September 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$36,128	$68,611
Investments	153	1,354
Receivables, net	13,205	12,225
Due from Silvercrest Funds	486	945
Furniture, equipment and leasehold improvements, net	7,633	7,387
Goodwill	63,675	63,675
Operating lease assets	15,044	16,032
Finance lease assets	167	254
Intangible assets, net	14,999	16,644
Deferred tax asset	2,076	4,220
Prepaid expenses and other assets	3,991	3,085
Total assets	$157,557	$194,432
Liabilities and Equity
Accounts payable and accrued expenses	$3,116	$1,953
Accrued compensation	29,293	39,865
Operating lease liabilities	20,867	22,270
Finance lease liabilities	175	262
Deferred tax and other liabilities	10,603	10,389
Total liabilities	64,054	74,739
Commitments and Contingencies (Note 9)
Equity
Preferred Stock, par value $0.01, 10,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock, par value $0.01, 50,000,000 shares authorized; 10,818,161 and 8,240,149 issued and outstanding, respectively, as of September 30, 2025; 10,450,559 and 9,376,280 issued and outstanding, respectively, as of December 31, 2024	108	104
Class B Common Stock, par value $0.01, 25,000,000 shares authorized; 4,117,303 and 4,373,315 issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	40	42
Additional Paid-In Capital	58,685	56,369
Treasury Stock, at cost, 2,578,012 and 1,074,279 shares as of September 30, 2025 and December 31, 2024, respectively	(43,426)	(19,728)
Accumulated other comprehensive income (loss)	(54)	(43)
Retained earnings	43,532	43,953
Total Silvercrest Asset Management Group Inc.’s equity	58,885	80,697
Non-controlling interests	34,618	38,996
Total equity	93,503	119,693
Total liabilities and equity	$157,557	$194,432

Exhibit 5

Silvercrest Asset Management Group Inc.

Total Assets Under Management

(Unaudited and in billions)

Total Assets Under Management:

	Three Months Ended September 30,		% Change from September 30,
	2025	2024	2024
Beginning assets under management	$36.7	$33.4	9.9%

Gross client inflows	1.0	1.1	-9.1%
Gross client outflows	(1.6)	(1.3)	23.1%
Net client flows	(0.6)	(0.2)	-200.0%

Market appreciation	1.5	1.9	-21.1%
Ending assets under management	$37.6	$35.1	7.1%

	Nine Months Ended September 30,		% Change from September 30,
	2025	2024	2024
Beginning assets under management	$36.5	$33.3	9.6%

Gross client inflows	3.3	2.9	13.8%
Gross client outflows	(4.0)	(4.4)	-9.1%
Net client flows	(0.7)	(1.5)	53.3%

Market appreciation	1.8	3.3	-45.5%
Ending assets under management	$37.6	$35.1	7.1%

Exhibit 6

Silvercrest Asset Management Group Inc.

Discretionary Assets Under Management

(Unaudited and in billions)

Discretionary Assets Under Management:

	Three Months Ended September 30,		% Change from September 30,
	2025	2024	2024
Beginning assets under management	$23.7	$21.6	9.7%

Gross client inflows	0.6	0.8	-25.0%
Gross client outflows	(1.0)	(1.1)	-9.1%
Net client flows	(0.4)	(0.3)	-33.3%

Market appreciation	1.0	1.3	-23.1%
Ending assets under management	$24.3	$22.6	7.5%

	Nine Months Ended September 30,		% Change from September 30,
	2025	2024	2024
Beginning assets under management	$23.3	$21.9	6.4%

Gross client inflows	2.2	2.1	4.8%
Gross client outflows	(2.7)	(3.7)	-27.0%
Net client flows	(0.5)	(1.6)	-68.8%

Market appreciation	1.5	2.3	-34.8%
Ending assets under management	$24.3	$22.6	7.5%

Exhibit 7

Silvercrest Asset Management Group Inc.

Non-Discretionary Assets Under Management

(Unaudited and in billions)

Non-Discretionary Assets Under Management:

	Three Months Ended September 30,		% Change from September 30,
	2025	2024	2024
Beginning assets under management	$13.0	$11.8	10.2%

Gross client inflows	0.4	0.3	33.3%
Gross client outflows	(0.6)	(0.2)	200.0%
Net client flows	(0.2)	0.1	-300.0%

Market appreciation	0.5	0.6	-16.7%
Ending assets under management	$13.3	$12.5	6.4%

	Nine Months Ended September 30,		% Change from September 30,
	2025	2024	2024
Beginning assets under management	$13.2	$11.4	15.8%

Gross client inflows	1.1	0.8	37.5%
Gross client outflows	(1.3)	(0.7)	85.7%
Net client flows	(0.2)	0.1	-300.0%

Market appreciation	0.3	1.0	-70.0%
Ending assets under management	$13.3	$12.5	6.4%

Exhibit 8

Silvercrest Asset Management Group Inc.

Assets Under Management

(Unaudited and in billions)

	Three Months Ended September 30,
	2025	2024
Total AUM as of June 30,	$36.673	$33.430
Discretionary AUM:
Total Discretionary AUM as of June 30,	$23.669	$21.646
New client accounts/assets (1)	0.046	0.076
Closed accounts (2)	(0.032)	(0.042)
Net cash inflow/(outflow) (3)	(0.405)	(0.308)
Non-discretionary to Discretionary AUM (4)	(0.019)	(0.004)
Market appreciation	1.090	1.271
Change to Discretionary AUM	0.680	0.993
Total Discretionary AUM at September 30,	24.349	22.639
Change to Non-Discretionary AUM (5)	0.247	0.665
Total AUM as of September 30,	$37.600	$35.088

	Nine Months Ended September 30,
	2025	2024
Total AUM as of January 1,	$36.455	$33.281
Discretionary AUM:
Total Discretionary AUM as of January 1,	$23.319	$21.885
New client accounts/assets (1)	0.564	0.179
Closed accounts (2)	(0.157)	(0.516)
Net cash inflow/(outflow) (3)	(0.945)	(1.256)
Non-discretionary to Discretionary AUM (4)	(0.018)	(0.006)
Market appreciation	1.586	2.353
Change to Discretionary AUM	1.030	0.754
Total Discretionary AUM at September 30,	24.349	22.639
Change to Non-Discretionary AUM (5)	0.115	1.053
Total AUM as of September 30,	$37.600	$35.088

(1)
Represents new account flows from both new and existing client relationships.
(2)
Represents closed accounts of existing client relationships and those that terminated.
(3)
Represents periodic cash flows related to existing accounts.
(4)
Represents client assets that converted to Discretionary AUM from Non-Discretionary AUM.
(5)
Represents the net change to Non-Discretionary AUM.

Exhibit 9

Silvercrest Asset Management Group Inc.

Equity Investment Strategy Composite Performance1, 2

As of September 30, 2025

(Unaudited)

PROPRIETARY EQUITY PERFORMANCE [1,2]	ANNUALIZED PERFORMANCE
	INCEPTION	1-YEAR	3-YEAR	5-YEAR	7-YEAR	INCEPTION
Large Cap Value Composite	4/1/02	6.0	16.2	12.9	10.4	9.7
Russell 1000 Value Index		9.4	17.0	13.9	9.5	8.1

Small Cap Value Composite	4/1/02	-3.8	10.1	12.4	6.2	9.8
Russell 2000 Value Index		7.9	13.6	14.6	6.4	8.0

Smid Cap Value Composite	10/1/05	1.7	11.8	12.0	6.3	9.2
Russell 2500 Value Index		9.0	15.4	15.0	7.7	8.0

Multi Cap Value Composite	7/1/02	9.1	15.1	12.0	8.7	9.7
Russell 3000 Value Index		9.3	16.8	13.9	9.3	8.6

Equity Income Composite	12/1/03	8.6	13.9	12.1	8.0	10.9
Russell 3000 Value Index		9.3	16.8	13.9	9.3	8.8

Focused Value Composite	9/1/04	11.9	12.8	8.8	5.8	9.6
Russell 3000 Value Index		9.3	16.8	13.9	9.3	8.6

Global Value Opportunity Composite	1/1/20	22.3	23.7	16.8	—	12.4
MSCI ACWI Value - Net Index		12.1	18.5	13.5	—	8.6

Small Cap Opportunity Composite	7/1/04	-2.5	10.9	10.7	6.9	10.5
Russell 2000 Index		10.8	15.2	11.6	6.8	8.3

Small Cap Growth Composite	7/1/04	15.4	12.3	9.6	8.5	10.6
Russell 2000 Growth Index		13.6	16.7	8.4	6.6	8.8

Smid Cap Growth Composite	1/1/06	17.1	15.5	8.0	11.0	11.0
Russell 2500 Growth Index		12.6	16.0	7.8	8.1	9.6

[1]

Returns are based upon a time weighted rate of return of various fully discretionary equity portfolios with similar investment objectives, strategies and policies and other relevant criteria managed by Silvercrest Asset Management Group LLC (“SAMG LLC”), a subsidiary of Silvercrest. Performance results are gross of fees and net of commission charges. An investor’s actual return will be reduced by the advisory fees and any other expenses it may incur in the management of the investment advisory account. SAMG LLC’s standard advisory fees are described in Part 2 of its Form ADV. Actual fees and expenses will vary depending on a variety of factors, including the size of a particular account. Returns greater than one year are shown as annualized compounded returns and include gains and accrued income and reinvestment of distributions. Past performance is no guarantee of future results. This piece contains no recommendations to buy or sell securities or a solicitation of an offer to buy or sell securities or investment services or adopt any investment position. This piece is not intended to constitute investment advice and is based upon conditions in place during the period noted. Market and economic views are subject to change without notice and may be untimely when presented here. Readers are advised not to infer or assume that any securities, sectors or markets described were or will be profitable. SAMG LLC is an independent investment advisory and financial services firm created to meet the investment and administrative needs of individuals with substantial assets and select institutional investors. SAMG LLC claims compliance with the Global Investment Performance Standards (GIPS®).

[2]	The market indices used to compare to the performance of Silvercrest’s strategies are as follows:

The Russell 1000 Index is a capitalization-weighted, unmanaged index that measures the 1000 largest companies in the Russell 3000. The Russell 1000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 1000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2000 Index is a capitalization-weighted, unmanaged index that measures the 2000 smallest companies in the Russell 3000. The Russell 2000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2500 Index is a capitalization-weighted, unmanaged index that measures the 2500 smallest companies in the Russell 3000. The Russell 2500 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 3000 Value Index is a capitalization-weighted, unmanaged index that measures those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth.